Exhibit 99.1
Western Refining, Inc. Announces Appointment of New Board Member
EL PASO, TEXAS, March 8, 2006 — Western Refining, Inc. (NYSE: WNR) (the “Company”) today announced the appointment of Carin Barth to the Company’s Board of Directors. Ms. Barth serves as an independent member of the Board and will serve on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.
Ms. Barth has been appointed as a Class III director, whose term will expire at the annual meeting of stockholders in 2008. Ms. Barth currently serves as President of LB Capital, Inc., a firm engaged in the acquisition and ownership of operating businesses in industries ranging from basic manufacturing to retail operations. Ms. Barth recently served as Chief Financial Officer of the U.S. Department of Housing and Urban Development and currently serves as an expert consultant to HUD. She currently serves on the Advisory Board of Directors for Amegy Bancorporation where she had served on its Board of Directors before its acquisition by Zions Bancorporation. Ms. Barth also serves on the Boards of other educational and charitable organizations.
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas. The Company owns and operates a crude oil refinery in El Paso, Texas. Over 90% of the products produced at the Company’s refinery are light transportation fuels, including gasoline, diesel and jet fuel.
Contact:
Western Refining, Inc.
Scott Weaver
915-775-3300